Exhibit 10.17

Pagaya Technologies Ltd.
Compensation Policy for Executive Officers and Directors

As approved by the Board of Directors (the “Board”) of Pagaya Technologies Ltd. (the “Company”) on [___________], 2022, and by the Company’s shareholders (“Shareholders”) at a General Meeting on [___________], 2022.

Each capitalized term in the Company’s Compensation Policy for Executive Officers and Directors (this “Policy”) shall have the meaning assigned to it in the Israeli Companies Law, 5759-1999 (the “Companies Law”), unless otherwise defined in this Policy.

1.	General

The Companies Law (i) sets forth provisions regarding the structure of compensation for “Office Holders” (as such term is defined in the Companies Law, in this Policy, “Office Holders”) in publicly held companies, (ii) establishes a process for the approval of such compensation and (iii) prescribes an obligation to adopt a compensation policy. Accordingly, this Policy was adopted by the Board and by the Shareholders. For purposes of this Policy, “Executive Officers” shall mean Office Holders of the Company who are employed by the Company or an affiliate thereof, excluding, unless otherwise expressly indicated in this Policy, non-executive directors of the Board (the “Directors”).

This Policy shall apply to compensation agreements and arrangements that will be approved after the date on which this Policy is adopted.

The Board shall review and reassess the adequacy of this Policy from time to time, or as otherwise required by the Companies Law.

Considerations in Adopting the Policy – The considerations that guided the Board in adopting the Policy are:
•	advancement of the Company’s objectives and its financial goals, for the short-term and also with a long-term view;
•	creating appropriate incentives for Executive Officers taking into account, inter alia, specific divisions or regions of the Company and the Company’s risk management practices;
•	creating alignment between the Executive Officers’ interests and the interests of Shareholders;
•	the Company’s size and the nature of its activities and markets;
•
the Company’s competitive environment. The compensation of an Executive Officer will be determined after giving consideration to the terms offered to comparable executive officers in Comparable Companies (as defined below), to the extent such information is readily available, in order to offer competitive terms and attract and retain competent and capable Executive Officers. The applicable benchmark will be determined such that the compensation of Executive Officers serving in roles having responsibility over global operations will generally be compared to global roles, and Executive Officers serving in particular localities will generally be compared to roles in such localities. In addition, in order to attract or retain unique talents that are considered by the Company as such, the compensation may exceed the aforementioned levels;

•
the Executive Officers’ contributions to achieving the Company’s goals, to maximizing its profits and to maximizing the Company’s value, all with a long-term view and according to the various Executive Officers’ positions; and

•	recruitment and retention of high-quality personnel.

This Policy was prepared taking into account the characteristics of the Company, the scope of the Company’s current and prospective activities, markets and geographic regions of operation, and its being a company listed for trade on the Nasdaq Stock Market (“Nasdaq”).

The components of compensation may be as follows:

A.
Fixed components: Base salary,[1] and may include a signing bonus, retention bonus, or a relocation bonus as well as severance payments (retirement payment, non-competition payment or any other benefit that is given to an Executive Officer with respect to the cessation of his or her service or employment with the Company or its affiliates).

B.	Variable cash components: Different types of cash bonuses, which may include annual bonuses and special bonuses.

C.
Variable equity components: Stock options, shares, restricted shares, restricted share units (“RSUs”), and the like, which are issued in the framework of equity-based award plans that have been adopted or will be adopted in the future by the Company.

D.
Insurance, exculpation and indemnification: Directors and officers liability insurance (both during the ordinary course of business as well as with respect to one-time runoff events), release from liability for Directors and Executive Officers, in advance or retroactively, and grant of an undertaking to indemnify the Director or Executive Officer in advance and retroactively.

The provisions of this Policy apply only to Executive Officers and Directors.

This Policy does not grant rights to the Executive Officers and Directors to receive any type of compensation specified in this Policy. The types and components of compensation to which an Executive Officer or Director will be entitled will be solely those approved by the Compensation Committee of the Board (the “Compensation Committee”), the Board and/or Shareholders, according to applicable law.

2.	Principles for Determining Compensation

In setting the compensation of an Executive Officer or Director, the Compensation Committee and the Board, as applicable, may consider all factors that it deems relevant, which may include, among others, the following to the extent relevant to such Executive Officer or Director:

2.1	his or her education, qualifications, expertise, professional experience, and achievements;

2.2	his or her position, fields of responsibility, and expected contributions to achieving the Company’s goals, as well as any additional duties and positions with the Company and its affiliates;

2.3	his or her existing and prior compensation arrangements with the Company or its affiliates, or prior employers, to the extent not prohibited by applicable law and best practices;

2.4	the terms of compensation of executives in the Company and its affiliates at the same level;

1 With respect to any reference in this Policy to annual wage (gross)/base salaries, the total actual cost to the Company or its affiliates will also include payment of social and related benefits to the extent required by applicable law.

2.5
in the Compensation Committee’s discretion, a comparison may be made to the compensation for comparably situated executives in the relevant market, geographical location and region of activity, and the employment or compensation practices in the industry and/or the relevant geographical location, region of activity or jurisdiction;

2.6	his or her past performance and expected contribution to the Company’s future growth and profitability;

2.7	the ratio between the compensation of the Executive Officer or Director and that of other employees of the Company and its affiliates; and

2.8	any requirements prescribed by applicable law (including, for purposes of this Policy, applicable securities laws and stock exchange regulations) from time to time.

3.	Ratio Between Fixed and Variable Components; Intra-Company Compensation Ratio

3.1
In setting the compensation of an Executive Officer, the Company will attempt to balance the mix of fixed components and variable components in order to, among other things, appropriately incentivize the Executive Officer to meet the Company’s short and long-term goals while considering, among others, the Company’s risk management policies. To that end, the ratio between variable components out of the total compensation that the Company targets under this Policy, measured on an annual basis is 95%.

The above ratio represents the optimal compensation mix desired by the Company, assuming that the applicable bonus and/or commission milestones and targets are fully achieved. Accordingly, the actual ratio may vary based on performance in the relevant year.

3.2
In the process of establishing this Policy, the Board has examined the ratio between overall compensation of each Executive Officer and the average and median salaries of the other employees (including contractors and temporary employment agency contractors), as well as the possible ramifications of such ratio on the work environment in the Company, in order to ensure, among other things, that levels of executive compensation will not have a negative impact on the positive work relations in the Company.

4.	The Fixed Compensation Component

4.1	Base Salary

4.1.1
The annual gross salary of the Executive Officers will be determined by the Compensation Committee, the Board, and, for the Chief Executive Officer of the Company (the “CEO”), the general meeting of Shareholders if required by applicable law. The approved annual gross salary may include a mechanism for salary updates and currency conversion calculations.

4.1.2
In determining the Executive Officer’s salary, the members of the Compensation Committee and Board may take into consideration the recommendation of the CEO, if relevant, the salaries of Executive Officers in the same position of other publicly listed companies similar in size or character to the Company (the “Comparable Companies”), as well as the Company’s financial performance and the Executive Officer’s contribution to the Company.

4.1.3
In addition, the Executive Officer will be entitled to reimbursement for reasonable expenses actually paid in the context of his or her duties, upon presentation of receipts, all in accordance with Company practice. There is no cap on such reimbursement.

4.1.4
Notwithstanding any other provision of this Policy, the CEO may approve an amendment to the terms of service or employment (whether fixed or variable) of Executive Officers reporting to him or her (who is not also a member of the Board); provided that (i) such amendment is not material, (ii) such amendment is consistent with the provisions of this Policy, and (iii) the aggregate effect of such amendment during the term of this Policy does not exceed three (3) months of such Executive Officer’s salary for the applicable year. Such an immaterial amendment so approved by the CEO in accordance with this Section shall be reported to the Compensation Committee at its first meeting following such approval, and shall be in compliance with this Policy.

4.2	Benefits

4.2.1
The Company shall be entitled to grant Executive Officers benefits as specified below, which shall be determined taking into account the terms customary in the market for Executive Officers in similar positions and in accordance with the Company’s policies or those of the applicable affiliate, such as: (a) pension arrangements (including an arrangement according to the Severance Pay Law, 5723-1963) or a defined benefit plan; (b) disability insurance; (c) health insurance; (d) contributions to an advanced study fund; (e) vacation days; (f) convalescence pay; (g) sick days; or (h) taxation gross up.  In addition, Executive Officers employed outside of Israel may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which he or she is employed.

4.2.2
The Company or an applicable affiliate may offer additional benefits to Executive Officers, including mobile phones, mobile computers, Internet connection, other telecommunication and electronic devices and communication expenses, company cars and travel benefits, housing allowance, newspaper subscriptions, participation in the cost of professional conferences, professional literature, professional liability insurance, periodic medical examinations, holiday and special occasion gifts, academic and professional studies, and grossing up the value of the imputed benefit for tax purposes. The grant of registration rights to an Executive Officer shall not be deemed an employment benefit for any purpose.

4.2.3
In the event of relocation or repatriation of an Executive Officer to another country or state, such Executive Officer may receive benefits including reimbursement for reasonable out-of-pocket payments, whether one time or ongoing, such as moving expenses, housing allowance, car allowance, and home leave visits.

4.3	Signing Bonus, Retention Bonus and Relocation Bonus

4.3.1
The Company or an applicable affiliate shall be entitled, under circumstances to be approved by the Compensation Committee and the Board, to offer an Executive Officer a signing bonus, a retention bonus, or a bonus for relocation, all subject to obtaining the approvals required by applicable law.

4.3.2
In the event of hiring a new Executive Officer, the Compensation Committee and the Board may elect to pay a signing bonus. The maximum cash signing bonus payable to an Executive Officer shall not exceed twelve (12) months of such Executive Officer’s salary. The Company shall be entitled to determine, on the date the signing bonus is granted and at the discretion of the Compensation Committee and the Board, that the Executive Officer will be required to return all or part of the signing bonus to the Company or an applicable affiliate to the extent that he or she does not complete a minimum term of service with the Company or its affiliates.

4.3.3
A bonus for relocation may be granted in the event an Executive Officer is relocated to a different country or state in order to work for the Company or any of its affiliates. The total bonus for relocation will not exceed the sum of the employer’s cost for twelve (12) months of such Executive Officer’s salary and additional or related benefits in each case for the relevant year, and may be paid in cash or as share-based compensation, at the discretion of the Compensation Committee and the Board. The above limitation excludes any reimbursement of expenses incurred by the Executive Officer in connection with such relocation as set forth in Section 4.2.3 above. The Company or its applicable affiliate shall be entitled to determine on the date the relocation bonus is granted and at the discretion of the Compensation Committee and the Board, that the Executive Officer will be required to return all or part of the relocation bonus to the Company or its applicable affiliate to the extent that he or she does not complete a minimum term of service with the Company or an affiliate.

4.3.4
The total retention bonus shall not exceed the sum of the employer’s cost for twelve (12) months of such Executive Officer’s salary and additional or related benefits for the relevant year. The Company or its applicable affiliate shall be entitled to determine, on the date the retention bonus is granted and at the discretion of the Compensation Committee and the Board, that the Executive Officer will be required to return all or part of the signing bonus to the Company or its applicable affiliate to the extent that he or she does not complete a minimum additional term of service with the Company or its affiliates.

4.4	Severance Pay and Retirement Payments

4.4.1
In any event of a termination of an employment or service relationship (other than in the event of the termination of an Executive Officer under circumstances which, in the opinion of the Compensation Committee and the Board, grant the Company or its applicable affiliate the right to terminate his or her employment without severance pay under applicable law), the Executive Officer will be entitled to severance pay to the extent required by applicable law or, alternatively, to the amount of the payments deposited on his or her behalf with respect to severance pay into a provident fund, a pension fund or similar fund (e.g., in accordance with the provisions of Section 14 of the Israeli Severance Pay Law, 5763-1963) and, in the case of an Executive Officer whose terms of employment or service are not governed by Israeli law, the severance normally allocated in the Executive Officer’s home country, all in the discretion of the Company and its affiliates and according to the provisions stipulated in the employment or service agreement. Such severance payments may be subject to any applicable severance plans of the Company or its affiliates, if any.

4.4.2
Notwithstanding the above, the Company and its affiliates shall be entitled to stipulate in an employment or service agreement with an Executive Officer (whether on the date the employment or service agreement is executed or in the context of an amendment to the employment or service agreement or a settlement agreement) a higher amount of severance pay than that which is due to the Executive Officer by applicable law, up to a cap equal to the employer’s cost for twenty four (24) months of such Executive Officer’s salary and additional or related benefits for the relevant year (which shall include all non-equity payments in accordance with Sections 4 and 5 of this Policy) above the foregoing severance amounts, which will be determined taking into consideration, among other things, the Executive Officer’s role, position, and the number of years of his or her employment or service with the Company or its affiliates.

4.5	Advance Notice and Adaptation or Transition Period

4.5.1
The Company and its affiliates shall be entitled to give an Executive Officer a period of advance notice of termination of up to twelve (12) months. The Company and its affiliates shall be entitled to waive the services of an Executive Officer during the advance notice period, in whole or in part; provided that it continues to make all of the payments and provide all benefits he or she is due under his or her employment or service agreement and applicable law. Alternatively, the Company and its affiliates shall be entitled to terminate such Executive Officer’s employment or service without advance notice; provided however, that the Company or the appliable affiliate may pay the Executive Officer upon the termination of his or her employment or service, payments equal to the payments he or she is owed in lieu of the advance notice period (and, without limitation salary, vacation days and all payments and benefits he or she is due under the relevant employment or service agreement and applicable law).

4.5.2
The Company and its affiliates will be entitled to grant an Executive Officer monetary and/or equity bonuses with respect to the advance notice period (including in the event of payment in lieu of the advance notice period) and that the advance notice period (including in the event of payment in lieu of the advance notice period) will count toward the vesting of equity compensation, to the extent it has been granted him or her.

4.5.3
The Company and its affiliates may provide an additional adaptation or transition period during which an Executive Officer will be entitled to up to twelve (12) months of continued base salary and benefits (which shall include all non-equity payments in accordance with Sections 4 and 5 of this Policy). Such transition amount may also be paid as a one-time bonus. Additionally, the Company and its affiliates may determine that the Executive Officer’s equity shall not expire and continue to vest during such period. In this regard, the Compensation Committee and Board shall take into consideration the Executive Officer’s term of employment or service, the Executive Officer’s compensation during employment or service with the Company and its affiliates, the Company’s performance during such period, and the contribution of the Executive Officer in achieving the Company’s goals and the circumstances of termination.

4.5.4	Upon death of an Executive Officer or Director, any payment accrued to him (including bonus and/or equity) may be paid to his or her heirs.

4.6	Payment upon a Change of Control and a Cap for all payments due to termination of Service

4.6.1
In the case of any retirement or termination upon a transaction involving a “Change of Control” (as determined by the Board), the non-equity payments will be subject to the limitations specified in Section 4.8.1 below, except that, instead of twenty four (24) months, the limit shall be thirty six (36) months.

4.7	Non-solicitation or Non-compete Arrangements

4.7.1	Non-solicitation or non-compete undertakings by an Executive Officer, and payment in consideration for such undertakings, shall not exceed twenty four (24) months of such Executive Officer’s salary.

4.8	Cap for Payments Upon Termination of Service

4.8.1
All non-equity payments due as a result of an Executive Officer’s termination of service shall, in no event, exceed the sum of the employer’s cost for twenty four (24) months of such Executive Officer’s salary, and additional or related benefits for the specific year of the relevant Executive Officer, which shall include all non-equity payments in accordance with Sections 4 and 5 of this Policy (in addition to any mandatory payment or period under applicable law).

5.	The Variable Cash Component – Bonuses, Special Bonuses and Commissions

5.1	Targets for an annual cash bonus (“Annual Bonus”) for an Executive Officer.

The Company and its affiliates may grant an Executive Officer an Annual Bonus that will be calculated based on the achievement of targets and indicators of various types, in whole or in part, all as specified below. Such targets and indices with respect to the CEO shall be approved by the Compensation Committee and the Board pursuant to this Policy.

The Company and its affiliates may grant Executive Officers who report to the CEO an Annual Bonus, which will be calculated taking into consideration the achievement by the respective Executive Officer of targets and indicators of various types, in whole or in part. Such targets and indices may be determined solely by the CEO, as specified below (provided that the Executive Officer is not a member of the Board).

5.1.1
Company Targets – Company indicators are economic indicators for the Company’s performance, and may include, but are not limited to, one or more of the following: (a) the Company’s share price or the Company’s value, on the stock exchange on which it is traded; (b) the Company’s revenues from sales; (c) operating income/loss;[2] (d) revenues from the sales of specific Company products and services; (e) revenues from sales of the Company’s products in a particular territory/market; (f) gross profit; (g) net income/loss; (h) EBITDA; (i) execution of agreements with strategic partners; (j) growth of the Company’s head count; and (k) development of products and services. The weight that may be given to one or more Company targets is up to 100%. Company targets will be calculated on the basis of the information in the Company’s audited consolidated financial statements or as otherwise determined appropriate by the Compensation Committee and the Board.

2 For the purpose of the above, operating income/loss may be measured on a non-GAAP basis, for example after neutralizing depreciation and amortization, changes in allocations for lost and doubtful accounts, expenses with respect to equity-based compensation, and the effect of one-time events.

5.1.2
Individual Targets – Indicators that will be determined in relation to each Executive Officer, in accordance with such Executive Officer’s position and the Company’s budget, and which may include, but are not limited to, as applicable to the relevant organizational departments, one or more of the following: meeting targets for development; breaking into new markets; meeting expense targets; meeting financing targets; closing distribution transactions; client satisfaction index; employee satisfaction index; regulatory filings and approvals according to plan; meeting the number of launches of new products and services; raising capital (including by means of a public offering); meeting success targets for customer training and marketing events; and meeting supply targets.

5.1.3
Supervisor’s Evaluation – Performance evaluation by the Board (in relation to the CEO) or by the CEO (in relation to all other Executive Officers who report to the CEO and are not members of the Board). The evaluation may address criteria that are not financial, including the long-term contribution of the Executive Officer and his or her long-term performance and other non-measurable criteria. Non-measurable criteria that may be considered include, among others: contribution to the Company’s business; profitability and stability; the need to attract or retain an Executive Officer with skills, know-how or unique expertise; the responsibility imposed on an Executive Officer; changes that occurred in the responsibility imposed on an Executive Officer during the year; performance satisfaction, including assessing the degree of involvement of an Executive Officer and devotion of efforts in the performance of his or her duties; assessment of the ability of an Executive Officer to work in coordination and cooperation with other employees; and contribution to an appropriate control environment and ethical environment. For the CEO, the scope of this discretionary component may be up to three (3) months’ salary. For other Executive Officers, the scope of this component may be up to 100% of the total target Annual Bonus, if so determined by the Compensation Committee and the Board.

5.2
The Compensation Committee and the Board (with respect to the CEO) or the CEO (with respect to Executive Officers reporting to him or her who are not also members of the Board) will determine the Company and individual targets for each respective year. The Compensation Committee and the Board, or the CEO, as set forth above, may condition the entitlement to an Annual Bonus on meeting one or more targets.

5.3
Specifics of the targets in each measurement category as well as the relative weight of each of the measurement categories will be determined individually for each Executive Officer (to the extent that targets are determined for each Executive Officer, as noted above), and may be based on the Executive Officer’s role and according to the organizational unit to which he or she belongs and which he or she supervises. The Company targets may be the same for all Executive Officer, or different from one Executive Officer to another.

5.4	Maximum Annual Bonus – The maximum amount of the Annual Bonus shall not exceed thirty six (36) months’ base salary for an Executive Officer.

5.5
Calculation of the Annual Bonus Upon Cessation of Employment or Service – In the event of cessation of employment or service during the course of a calendar year (provided that the employment or service was not terminated under circumstances that do not entitle the Executive Officer to severance pay), the Executive Officer may be entitled to a full or a relative portion of the Annual Bonus, which will be calculated pro rata, in accordance with the period during which the respective Executive Officer was employed by the Company and its affiliates in the respective calendar year, as shall be determined by the Company or its appliable affiliate.

5.6	Special Bonus

5.6.1
Subject to Section 5.6.2. below, in addition to an Annual Bonus, the Compensation Committee and the Board may approve a special bonus (which may be discretionary or based on predetermined targets) for an Executive Officer, which shall not exceed twenty four (24) months’ base salary of such Executive Officer. If required under applicable law, the special bonus will be subject to approval of Shareholders.

5.6.2
For the CEO, any portion of the special bonus that is not based on measurable criteria, together with the other discretionary components of the CEO’s total Annual Bonus as set forth in Section 5.1.3, to the extent there are such components, shall not exceed three (3) months’ base salary.

5.6.3
As part of the variable compensation component of any Executive Officer reporting to the CEO, the CEO may approve a bonus that is not based on measurable criteria, which shall not exceed three (3) months of such Executive Officer’s base salary for the applicable year. Such a bonus shall be reported to the Compensation Committee at its first meeting following such approval by the CEO.

5.7	Commissions

5.7.1
The Company and its affiliates may pay commissions to an Executive Officer in accordance with the Company’s policies, which shall be approved by the Compensation Committee and the Board. Commissions may be paid in addition to an Annual Bonus or a special bonus.

5.7.2
The amount of the commissions awarded to an Executive Officer may be calculated as a percentage of the revenues from the Company’s overall sales, revenues from the sales of specific Company products, or revenues from sales in a particular territory or market, in each case to be determined in advance, or as otherwise permitted under the Company’s policies. In any event, the amount of commissions awarded to an Executive Officer shall not exceed 95% of the base salary of the Executive Officer.

5.8	Discretion Regarding Reduction of Bonuses

The Compensation Committee and the Board shall be entitled, in cases of fraud or willful misconduct, to reduce or cancel a bonus or commission to an Executive Officer to the extent permitted by the applicable law of the jurisdiction governing the Executive Officer.

6.	The Variable Equity Component

6.1
General – Types of Securities. The Company shall be entitled to adopt, from time to time, one or more plans for the grant of options to be exercised for shares of the Company, shares of the Company, restricted shares, RSUs and other equity based compensation (“Equity Awards”), to Executive Officers and Directors, as a long-term incentive. The Board may permit the grant of Equity Awards by any subsidiary of the Company (whether wholly owned or not) to Executive Officers; provided that the below principles (including vesting period and fair value) shall apply, subject to applicable changes (and in such case the term Equity Awards shall refer to equity awards of the Company’s subsidiary, mutatis mutandis).

6.2
Equity Cap – The fair market value of the Equity Awards for the Executive Officers and Directors will be determined according to acceptable valuation practices at the time of grant. Such fair market value shall not exceed $10 million for each Executive Officer or Director per year of vesting, on a linear basis.

6.3
Formulation of Eligibility – The Company shall be entitled to grant Executive Officers and Directors Equity Awards that will vest after the passing of a period of time as stipulated and subject to continued employment or service with the Company and its affiliates and shall also be entitled to grant Executive Officers and Directors Equity Awards whose vesting is conditioned on meeting targets or milestones or upon the occurrence of a particular event that shall be established in advance and subject to continuous employment with (or provision of services to) the Company or an affiliate thereof. Without derogating from the generality of the above, such targets may include a target share price or company value on the exchange on which the Company’s shares are traded.

6.4
Vesting Period – The vesting period of Equity Awards will be as determined by the Company on the date they are granted.  Unless determined otherwise in a specific award agreement or in a specific compensation plan approved by the Compensation Committee and the Board, or otherwise provided in this Policy, grants to Executive Officers and Directors shall vest based on (i) time, spread over not less than one year from the grant date or from the start of the Executive Officer’s or Director’s employment or service with the Company or its affiliates, as applicable, or (ii) performance criteria. In addition, with respect to any newly appointed Executive Officer, the vesting terms of any Equity Award grants may have shorter vesting periods, including those that match those of any equity or similar incentives forfeited by such incoming Executive Officer in connection with his or her departure from his or her former employer.

6.5
Acceleration of Vesting of Equity Awards – The Board may, following approval by the Compensation Committee, determine provisions with respect to the acceleration of the vesting period of any Executive Officer’s or Director’s Equity Awards, including, in connection with a corporate transaction or a “Change of Control” (as determined by the Board) or the waiver of any performance-based vesting criteria.

6.6
Exercise Period – The Company may determine for each option granted to an Executive Officer or Director the exercise period applicable upon the occurrence of each specified event, including the extension of the exercise period of options following the date of termination of service or otherwise.

6.7
Other Terms – All other terms of the Equity Awards shall be in accordance with the Company’s incentive plans and other related practices and policies. Accordingly, the Board may, following approval by the Compensation Committee, make modifications to such awards consistent with the terms of such incentive plans, subject to any additional approval as may be required by the Companies Law.

7.	Employment as a Contractor or by Means of a Personal Services Company

The Company and its affiliates may employ an Executive Officer or Director as an independent contractor rather than as an employee. In such case, all of the caps stipulated in this Policy will be converted into employer cost terms in order to examine whether the terms of the employment of such Executive Officer or Director meet the principles of this Policy, which shall apply to him or her mutatis mutandis. In such case, the term “employment agreement” in this Policy shall refer to an “agreement for the provision of services” or a “consulting agreement,” as applicable.

8.	Indemnification, Exculpation and Insurance

8.1
The Company and its affiliates may grant Executive Officers and Directors (a) an undertaking to indemnify, consistent with Company practice, (b) a release from liability and (c) liability insurance (including a run-off type insurance policy) – in each of the cases specified in clauses (a) through (c), in advance and retroactively, subject to the provisions of applicable law, including the Companies Law, and the Company’s Articles of Association.

8.2
Without derogating from the generality of the above, the Company may, at any time during the term of this Policy, acquire a directors’ and officers’ (including controlling shareholders) liability insurance policy, as they may serve the Company from time to time, to extend and to renew the existing insurance policy, and to enter into a new policy on the renewal date or during the insurance coverage period, with the same insurer or with another insurer in Israel or overseas, according to the terms specified below, for directors’ and officers’ insurance; provided that the engagements shall be on the basis of the principles of the terms specified below and the Compensation Committee and the Board have approved it:

8.2.1
The maximum coverage under the policy shall not exceed the higher of (i) $200 million and (ii) 15% of the Company’s market capitalization, calculated based on the closing price of the Company’s shares, as quoted on Nasdaq at the close of business on December 31 of the calendar year preceding the date of such approval, without limiting the premiums payable;

8.2.2	The Compensation Committee and Board may approve annually the Company’s purchasing a new policy that meets the terms established in this Policy;

8.2.3
The insurance policy may be extended to cover claims that may be filed against the Company itself (as opposed to claims against directors or officers) relating to violation of securities laws, and payment arrangement may be established for insurance proceeds according to which the right of the directors and officers to receive indemnification from the insurer under the policy takes precedence over the Company’s right; and

8.2.4
The policy shall also cover the liability of directors and officers considered controlling Shareholders or their relatives, from time to time; provided that the coverage terms in such case shall not exceed those of the Company’s and its subsidiaries’ other directors and officers.

9.	Claw-Back of Annual or Special Bonuses and Equity Awards

To reflect sound corporate governance, the Board or Compensation Committee, in its discretion, may determine that an Executive Officer’s rights, payments and benefits with respect to annual or special bonuses and Equity Awards granted to such Executive Officer shall be subject to reduction, cancellation, forfeiture, rescission or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting, restrictions or other performance conditions of the Equity Award. Such events may include, but shall not be limited to, termination with or without cause, or breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Executive Officer.

In addition, in the event that

(i)	less than two years have passed from the date of payment of such compensation to an Executive Officer, and

(ii)
the Company’s audited financial statements are restated or otherwise revised for any year, in such manner that the amount of the compensation paid, granted, vested, settled or accrued to such Executive Officer with respect to such year would have been in a lower amount had it been calculated according to the restated or otherwise revised data, the Board or Compensation Committee, in its discretion, may (and, to the extent required by applicable law, shall) require the Executive Officer to reimburse the Company or an applicable affiliate for the difference between the amount of the compensation received and that to which the Executive Officer would have been entitled as a result of such restatement or other revision.

The manner of payment or reimbursement of such sums, as applicable, shall be determined by the Compensation Committee and Board.

Nothing in this Section 9 derogates from any other “recoupment,” “claw-back” or similar provisions regarding disgorging of profits imposed on Executive Officers by virtue of applicable law.

10.	Term

This Policy shall remain in effect for a period of five years, commencing on the date of approval of this Policy by the general meeting of Shareholders.

11.	Policy Caps

Any deviation from any cap set forth in this Policy by up to 10% shall not be deemed to be a deviation and the compensation shall be viewed as compensation in compliance with this Policy and its provisions.

12.	Director Compensation

12.1
The total fees (whether periodic fees, fees per meeting or fees based on any other criteria) paid per annum to the Directors with respect to the provision of services to the Company will be determined by the Compensation Committee, the Board and the general meeting of Shareholders. The approved gross fees per annum may include a mechanism for payment updates and currency conversion calculations. The remuneration may include both fixed and variable components (including Equity Awards), as will be determined by the Compensation Committee, the Board and the general meeting of Shareholders, if so required by applicable law.

12.2
In addition, the Directors may be entitled to reimbursement for reasonable expenses actually paid in the context of his or her duties upon presentation of receipts, all in accordance with Company practice. There is no cap on such reimbursement.

12.3
The remuneration to external directors, if any, will be (i) “relative remuneration” (as such term is defined in External Directors Regulations, as defined below) or (ii) annual remuneration and per meeting remuneration, which shall be determined in accordance with the provisions stipulated in the Companies Regulations (Rules Regarding Remuneration and Expenses for an External Director), 5760-2000, as amended by the Companies Regulations (Relief for Public Companies Whose Securities are Traded on Stock Exchanges Outside of Israel), 5760-2000, as such regulations may be amended from time to time (the “External Director Regulations”). External directors, if any, may also be entitled to Equity Awards, subject to the provisions of the External Director Regulations.

13.	Miscellaneous

Nothing contained in this Policy shall derogate from the provisions of the Companies Law or the Company’s Articles of Association with regard to the manner in which the Company or an affiliate engages an Executive Officer or Director of any kind in connection with the terms of their service and employment. Similarly, the provisions of this Policy do not derogate from any requirement to report Executive Officer or Director compensation in accordance with applicable law.

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